SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 23, 2002

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Item 5. Other Information
SIGNATURES

Item 5. Other Information

Montana Hydroelectric Security Act Initiative

On September 23, 2002, the Montana District Court issued an order affirming that an initiative to create a public agency to own and operate hydroelectric generating facilities located within the state of Montana would be placed on the ballot in the November 2002 General Election. In July 2002, Avista Corporation (Avista Corp. or the Company) joined several other parties in filing a suit in Montana District Court claiming this initiative violated the Constitution of the state of Montana and should not be placed on the ballot in the November 2002 General Election. The order issued by the Montana District Court has been appealed to the Montana Supreme Court. A ruling on this appeal will not be made prior to the November 2002 General Election.

The Company opposes this initiative and will continue to legally defend itself against the acquisition of the Noxon Rapids Hydroelectric Generating Station. For further information about this initiative see Note 9 of the Notes to Consolidated Financial Statements in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2002.

Securities Litigation

On September 27, 2002, Ronald R. Wambolt filed a class action lawsuit in the United States District Court for the Eastern District of Washington against Avista Corp., Thomas M. Matthews, the former Chairman of the Board, President and Chief Executive Officer of the Company, Gary G. Ely, the current Chairman of the Board, President and Chief Executive Officer of the Company, and Jon E. Eliassen, Senior Vice President and Chief Financial Officer of the Company. In the complaint, the plaintiff asserts violations of the federal securities laws in connection with alleged misstatements and omissions of material fact pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. In particular, the plaintiff alleges that the Company failed to disclose “crucial facts regarding risky business practices that Avista was engaging in with Enron Power Marketing, Inc. and its subsidiary, Portland General Electric Co.” The plaintiff asserts that such alleged misstatements and omissions have occurred in the Company’s filings with the Securities and Exchange Commission and other information made publicly available by the Company, including press releases. The class action lawsuit asserts claims on behalf of all persons who purchased, converted, exchanged or otherwise acquired the Company’s common stock during the period between November 23, 1999 and August 13, 2002. The Company intends to vigorously defend against this lawsuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION (Registrant)

Date: October 1, 2002	/s/ Jon E. Eliassen

Jon E. Eliassen Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)